AGREEMENT
                      FOR SUBSCRIPTION AGENT SERVICES

                                  between

                    BULL & BEAR GLOBAL INCOME FUND, INC.

                                    and

                     STATE STREET BANK & TRUST COMPANY

This Agreement sets forth the terms and conditions under which State Street Bank & Trust Company ("State Street Bank") will serve as Subscription Agent, pursuant to the terms and conditions set forth in the Prospectus of Bull & Bear Global Income Fund, Inc. with respect to the Rights Offering, as the same may be amended or supplemented.

A.    TERM

      The term of this Agreement shall be for a period of six (6) months, commencing from the effective date of this Agreement.

B.    FEES FOR SERVICES

      For the services stated in Section C provided by State Street Bank under this Agreement of Bull & Bear Global Income Fund, Inc.

      $15,000.00        Administrative Fee
      $     3.00        Per Subscription Certificate Issued and Mailed (if
                        Machine Enclosed)
      $     9.50        Per Subscription Certificate Received and Processed
                        for each Beneficial Holder and Registered Holder
      $    12.50        Per Defective Subscription Certificate Received and
                        Processed (Telephone Calls if Necessary)
      $    15.00        Per Notice of Guaranteed Delivery Received
      $     2.00        Per Account, for Proration
      $     1.25        Per Refund Check Issued
      $     2.00        Per Broker Split Certificate Issued
      $    15.00        Per Withdrawal of Subscription Certificate,
                        If Applicable
      $ 1,000.00        New York Window Fee Upon Expiration
      $ 3,000.00        Per Offer Extension

C.    STANDARD SERVICES

      State Street Bank & Trust agrees to provide the following services to Bull & Bear Global Income Fund, Inc. in accordance with the standard fees set forth in Section B hereinabove.

      1.  Designation of an operational Task Force.
      2.  Design of Subscription Certificate.
      3. Calculating Rights to be distributed to each shareholder according to the formula approved by Bull & Bear Global Income Fund, Inc.
      4. Issuance and mailing of Subscription Certificates to registered shareholders.
      5.  Preparation of a daily exercise journal.
      6.  Tally of Rights received and exercised.
      7.  Receipt summation and investment of checks received.
      8. Affixing legends to appropriate stock certificates, where applicable.
      9.  Issuance and mailing of stock certificates or checks.
      10. Handling of shareholder inquiries related to the rights offerings as referred by the Information Agent.
      11. Calculation, issuance and mailing of proration and/or over-subscription checks if applicable.

D.    LIMITATIONS

      Fees effective for a period of six (6) months following effective date of the Agreement.

E.    ITEMS NOT COVERED

      Items not included in the fees set forth in this Agreement for "Standard Services" or in Section B hereinabove are to be billed separately, on an appraisal basis (eg. escrow investment services).

      Services required by legislation or regulatory fiat which become effective after the date of this Agreement shall not be a part of the Standard Services and shall be billed by appraisal.

      All out-of-pocket expenses such as postage, insurance, stationary, facsimile charges, cost of disposal of excess material, etc., will be billed as incurred.

      Funds to cover postage expenses in excess of $5,000 for shareholder mailings must be received by State Street Bank one business day prior to the scheduled mailing date. Postage expenses less than $5,000 will be billed incurred.

      Overtime charges will be assessed in the event of late delivery of material for mailings to shareholders unless the mail date is rescheduled. Such material includes, but is not limited to:
      Subscription Certificate, Notice of Guaranteed Delivery, Return Envelope, Shareholder Letter, W-9 Guideline Form, and Prospectus. Receipt of material for mailing to shareholders by State Street Bank Mail Unit must be in accordance with Shareholder Services' Schedule of Required Material Delivery Time Frames.

F.    MINIMUM FEE

      $5,000 (should the Offer be canceled for any reason after a period of active employment)

G.    PAYMENT FOR SERVICES

      It is agreed that the Administrative Fee of $15,000 will be paid in advance and the remaining fees for services rendered will be paid on a monthly basis.

H.    ASSIGNABILITY

      State Street Bank and Trust, with the consent of the Company, subcontract for the performance hereof with (I) Boston EquiServe, L.P., a Delaware limited partnership which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934 ("Section 17A(c)(2)"), (ii) a subsidiary duly registered as a transfer agent pursuant to "Section 17A(c)(2), (iii) an affiliate, or (iv) other subcontractors, which consent will not be unreasonably withheld; provided, however, that State Street Bank and Trust shall be fully responsible to the Company for the acts or omissions of any subcontractor as it is for its own acts or omissions.

I.    CONFIDENTIALITY

      The pricing information contained in this Agreement is confidential and proprietary in nature. By receiving this Agreement, Bull & Bear Global Income Fund, Inc. agrees that none of its director, officers, employees, or agents without the prior written consent of State Street Bank and Trust, will divulge, furnish or make accessible to any third party, except as permitted by the next sentence, any part of this Agreement of information in connection therewith which has been or may be made available to it. In this connection Bull & Bear Global Income Fund, Inc. agrees that it will limit access to the Agreement and such information to only those officers or employees with responsibilities for analyzing the Agreement and to such independent consultants hired expressly for the purpose of assisting in such analysis. In addition, Bull & Bear Global Income Fund, Inc. agrees that any persons to whom such information is properly disclosed shall be informed of the confidential nature of the Agreement and the information relating thereto, and shall be directed to treat the same appropriately.

J.    CONTRACT ACCEPTANCE

      In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Agreement.


STATE STREET BANK & TRUST             BULL & BEAR GLOBAL INCOME
COMPANY                               FUND, INC.

By:___________________________        By:_____________________________

Title:________________________        Title:__________________________

Date:_________________________        Date:___________________________